Exhibit 10.40

July 21, 2008

Eilif Serck-Hanssen

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Dear Eilif:

It is my pleasure to offer you the position of Executive Vice-President, Chief Financial Officer for Laureate Education, Inc. In this position, initially you will report directly to Neal Cohen, President and Chief Operating Officer; subsequently, but not later than the two year anniversary date of your employment, in this position you will report directly to the Chief Executive Officer of Laureate. You will be a member of the Executive Committee of Laureate. You agree that you will commence your employment with Laureate Education, Inc. no later than eight (8) weeks after the date of this offer letter.”‘

I have done a careful review of the requirements of this position and the growth that we anticipate over the next five years, and I believe you will be an excellent match to the needs of the business. In return, I think our environment wlll offer an excellent growth platform for your career. This position is one that will allow us to work together to continue building world class educational Institutions. The position will be based in Baltimore, Maryland.

Iam sending a copy of the position description and an organization chart and related HR materials to you under separate cover.

We want this to be a highly successful relationship and In the Interest of attracting you to the job, we are making the following offer:

Base Salary:	Annual: $450,000

Annual Bonus:

Your target bonus is 75% of Base Salary, payable customarily in March for the previous performance year. Laureate’s annual bonus plan allows for payments of up to 200% of the target. Performance metrics for the Annual Bonus will be determined within 45 days of your joining the Company. The bonus for 2008 will be guaranteed at a minimum of $200,000, payable in March, 2009.

Laureate Equity:

Our equity program consists of stock options that are a highly valuable part of your total remuneration. The Compensation Committee of the Board of Directors has agreed that you will be granted 1,250,000 stock options at the first scheduled Committee meeting date following the date that you officially start working for Laureate. The exercise price will be the fair market value of Laureate stock, as detennlned by the Compensation Committee of the Board of Directors on the date of grant. These options will be vested using a combination of lime and performance measures. Fifty percent (50%) of the options will vest ratably over a five-year vesting period

(2009-2013) beginning on the first year anniversary date of the grant. The remaining 50% of the options will vest upon the attainment of EBtTDA targets over a five year period beginning on December 31, 2008 if you begin working for Laureate on or before October 1, 2008 and beginning December 31, 2009 if you begin working for the Company after October 1, 2008. Specifics of the terms of the options will be described in a separate Stock Option Agreement, which will be delivered upon grant of the options.

The Compensation Committee has also authorized the grant of 50,000 shares of Restricted Stock, with 25,000 vesting on September 1, 2012; and 25,000 vesting on September 1, 2013, with such grant to be made at the first scheduled Committee meeting after you begin working for Laureate.

Benefits:

You will be eligible for the Laureate Executive Committee benefits package on the first day of the month following 30 days of employment. The standard Laureate benefits book has been sent to you under separate cover. The provisions relating to the Executive Committee benefits will be sent to you under separate cover.

Vacation:	Four (4) weeks/twenty (20) days paid vacation, accrued on an annual basis. Vacation time will accrue at the rate of 13.33 hours per month.

Relocation:

Laureate will provide a full relocation package that will include the Silver Lining move-in service. In addition, we will work out a home buy-out in order to speed up your relocation to Baltimore. We will work with our relocation service provider, Aires, Inc., to conduct the appraisals. We will do our best to ensure that the total cost does not greatly exceed our economic limit of $250,000 for the home purchase program. This would Include our carrying costs and any potential loss on sale. The closing costs are already Included In the relocation policy so this will not impact the limit. We want to cap our costs so we will provide this service at an incremental cost to the normal relocation of up to $250,000 In cost to Laureate. Anything above the $250,000, we will share the risk at 50% between you and Laureate. I will send you information on the home purchase plan under separate cover.

The taxable, non-deductible portions of your relocation benefits package will be “grossed-up” to minimize the tax impact of these benefits to you.

We will also provide coverage to offset your loss on the Montessori tuition that you have already paid In Connecticut. This reimbursement will be paid as a part of our relocation policy. You will need to provide documentation of the loss.

Severance Provision:

If  the Company terminates your employment “without Cause” or you terminate your employment because the Company has failed to promote the CFO position to a CEO-direct report relationship on or before the two-year anniversary of the commencement of your employment, with corresponding compensation adjustment, you will receive severance equal to eighteen months of base salary and target bonus, provided that you sign the required separation and release agreement. Severance is provided in one lump sum payment.

Change of Control:

We will treat you in the equivalent manner to all other members of the Executive Committee with the exception of Neal Cohen and Doug Becker who have slightly different provisions. This means that, upon a change of control, all of your outstanding time-based equity awards will be fully vested automatically and, only in the Board’s sole discretion, vesting criteria for performance-based equity awards may be accelerated upon a change of control.

Agreements:

In connection with the equity grants, you will be required to sign: 1) The Management Stockholder Agreement, 2) The Sale Participation Agreement and, 3) The Stock Option Agreement. Forms of these agreements have been sent under separate cover, but we confirm that your Management Stockholder’s Agreement will provide that: (i) the definition of “Good Reason” shall also Include the failure to promote the CFO position to a CEO-direct report relationship, with corresponding compensation adjustment, on or before the two year anniversary of the commencement of your employment and (ii) the deadline for delivery of a Section 6(b) Call Notice will be 90 rather than 180 days,

Commuting:	Laureate will cover your commuting expenses and local housing until you are able to physically relocate from your present location.

D&O Coverage:

Laureate provides full D&O coverage for its executive team and Is obligated under Its charter and bylaws to indemnify, to the fullest extent permitted under law, any of Its directors and officers who, by reason of such position, was, is, or Is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative. Summaries of the D&O insurance plans will be sent to you under separate cover.

Outside Board Memberships:	Our policy regarding external Board memberships is that these require the approval of the Laureate CEO. The CEO will judge the extent to which such memberships may affect the performance of your primary duties to Laureate.

Non-Compete & Non-Solicit:

Laureate highly values Its proprietary knowledge and intellectual property assets and we require all executives to agree to a non-compete and non-solicit agreement which extends through two years post employment.These provisions are set out in the form of Management Stockholder’s Agreement which was sent to you under separate cover.

In this position, we believe you will have the opportunity to make significant contributions in the growth of Laureate. We look forward to having you join us as Executive Vice-President, Chief Financial Officer and working with you to build our company into a global brand that represents quality.

Please indicate your acceptance of this offer by signing in the space provided below and returning it to my attention, retaining a copy for your files.

Sincerely,

/s/ Daniel M. Nickel

Daniel M. Nickel
Executive Vice-President, Corporate Operations

Accepted:	/s/ Eilif Serck-Hanssen	Date: 7/24/08

cc:	Doug Becker
Neal Cohen